Investor Contact: Scott Malchow 1-708-873-8515	Andrew Corporation Closes New $250 Million Revolving Credit Facility

Media Contact: Rick Aspan, APR 1-708-349-5166 publicrelations@andrew.com	ORLAND PARK, IL, September 29, 2005—Andrew Corporation has closed a new $250 million senior unsecured revolving credit facility that is scheduled to mature in September 2010. The company has the option to request an increase in the aggregate commitments by up to $100 million for a total aggregate facility commitment not to exceed $350 million.
The new revolving credit facility replaces the previous $170 million revolving credit facility scheduled to expire in December 2005. It is anticipated that funds borrowed under the agreement will complement cash generated from operations and be used for general corporate purposes including working capital, capital expenditures, debt repayment, share repurchase or other corporate development activities.

“The favorable terms we obtained and number of banks participating in the credit facility represent the financial community’s confidence in the company,” said Ralph Faison, president and chief executive officer, Andrew Corporation. “This credit facility provides added financial flexibility, while reducing the potential cost of any borrowings as the company opportunistically pursues its long-term growth strategies.”

Banc of America Securities LLC and Citigroup Global Markets Inc. served as Joint Lead Arrangers and Book Managers for the credit facility, with Bank of America, N.A. as Administrative Agent and Citicorp North America, Inc. as Syndication Agent. Fifth Third Bank, Harris Trust and Savings Bank, U.S. Bank National Association and Wells Fargo Bank, N.A. served as Co-Documentation Agents. A total of 14 banks participated in the new credit facility.

About Andrew Corporation

Andrew Corporation (NASDAQ: ANDW) designs, manufactures, and delivers innovative and essential equipment and solutions for the global communications infrastructure market. The company serves operators and original equipment manufacturers from facilities in 35 countries. Andrew (www.andrew.com), headquartered in Orland Park, IL, is an S&P 500 company founded in 1937.

ENDS

Investor Contact: Scott Malchow, Andrew Corporation +1 (708) 873-8515

News Media Contact: Rick Aspan, Andrew Corporation +1 (708) 349-5166 or publicrelations@andrew.com

Forward Looking Statements

Some of the statements in this news release are forward looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include fluctuations in commodity costs, the company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the company’s ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in foreign currency exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, the loss of one or more significant customers, and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission.